Exhibit 4.54

AGREEMENT

dated February 24, 2004

USD 69,700,000

CREDIT FACILITY

for

OPEN JOINT STOCK COMPANY VIMPELCOM-REGION

with

SVENSKA HANDELSBANKEN AB (publ)

as Lender

CONTENTS

Clause		Page
	Preamble	4

1	Interpretation	5

2	Facility	12

3	Conditions Precedent	12

4	Drawings	13

5	Repayment of the Loan	15

6	Prepayment and Cancellation	15

7	Interest	17

8	Payments	19

9	Taxes	20

10	Increased Costs	21

11	Representations	22

12	Information Covenants	25

13	Financial Covenants	26

14	General Covenants	28

15	Default	32

16	Fees	35

17	Indemnities and Break Costs	36

18	Expenses	37

19	Changes to the Parties	38

20	Independence from the Contract	39

21	Set-Off	39

22	Evidence of the Loan	40

23	Notices	41

24	Limitation of the Lender’s Liability	41

25	Governing Law	41

26	Arbitration	41

27	Non-Exclusivity	42

28	Waiver of Immunity	42

29	Language	42

Schedule 1 Conditions Precedent Documents

Schedule 2 Form of Drawing Request

Schedule 3 Form of Compliance Certificate

Schedule 4 Form of Guarantee

Schedule 5 Transfer Certificate

PREAMBLE

Open Joint Stock Company VimpelCom-Region, Moscow, has on 28th September, 2001 entered into a Frame Supply Contract No. ECR/KK-01:005 and on 10th September, 2003 entered into a Frame License Contract No. ECR/KK 03:040 (“Contract”) with Ericsson AB, Stockholm (“Exporter”).

Svenska Handelsbanken AB (publ), Stockholm (“Lender”), will finance the Purchase Orders and Software License Orders under the Contract for the delivery of the Equipment and/or respective software by granting a loan to the Borrower on the terms and conditions set out below for a maximum total amount of up to USD 69,700,000 representing up to 85 per cent of each Purchase Order and up to 85 per cent of the corresponding EKN Premium (as defined below).

The decision by the Lender to grant the aforementioned loan is, inter alia, subject to the following: (i) the loan amount granted by the Lender is guaranteed to 100 per cent against political risks and to 90 per cent against commercial risks by the EKN, (ii) the parent company of the Borrower, Open Joint Stock Company Vimpel-Com (“the Parent”), issues a guarantee in favour of the Lender covering 20 per cent of the amount outstanding at any time under the Loan (as defined below) and (iii) the equipment including software delivered by the Exporter under the Contract is pledged in favour of the Lender.

Upon execution of this Agreement (as defined below) OJSC “VimpelCom-Region” hereby notifies the Lender that OJSC “VimpelCom-Region” is being reorganized in the form of statutory merger (prisoedinenie) into OJSC “VimpelCom” and that upon consummation of such merger all rights and obligations of OJSC “VimpelCom-R”, including rights and obligations under this Agreement, shall transfer to OJSC “VimpelCom”. The Parties also agreed that upon consummation of the merger the re-execution of the Agreement on behalf of OJSC “VimpelCom” shall not be required and OJSC “VimpelCom” shall exercise all rights and incur all obligations of OJSC “VimeplCom-Region” according to this Agreement and Restated and Amended Agreement between OJSC “VimpelCom-Region”, OJSC “VimpelCom” and the Lender (“Amended Agreement”). The present notification shall not result in the consequences provided for by para. 2, Article 60 of the Civil Code of the Russian Federation and para. 6, Article 15 of the Federal Law “On Joint Stock Companies”.

THIS AGREEMENT is dated February 24, 2004 and is made between:

(1)	OPEN JOINT STOCK COMPANY VIMPELCOM-REGION as Borrower; and

(2)	SVENSKA HANDELSBANKEN AB (publ) as Lender.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

ABSEK means AB Svensk Exportkredit (the Swedish Export Credit Corporation), Box 16368, SE-103 27 Stockholm, Sweden, Telefax No +46 8 20 38 94.

Agent means, if and when an assignment of the Loan (as defined below) is made by the Lender to ABSEK, Svenska Handelsbanken AB (publ), SE-106 70 Stockholm, Sweden, Telefax No +46 8 701 1069.

Agreement means this loan agreement as amended from time to time.

Borrower means Open Joint Stock Company Vimpelcom-Region, 8th Marta Street, 10, bldg. 14, Moscow 127083, Russian Federation, Telefax No +7 0957554616.

Break Costs means the amount (if any) which the Lender is entitled to receive under Clause 17.3 as compensation if any part of a Loan is prepaid.

BSC means Base Station Controller.

Business Day means a day (other than a Saturday or a Sunday) on which commercial banks are open for general business in Moscow and Stockholm and

(a)	in relation to a day on which payment is to be made in USD, on which commercial banks are open for general business in New York City; and

(b)	in relation to which LIBOR is to be determined, on which commercial banks are open for general business in London.

Business Plan means the business plan of the Borrower adopted by its board of directors in force at the date of this Agreement and any revised and adopted business plan of the Borrower established thereafter.

Commitment means in relation to the Lender, the obligation of the Lender to make available a loan with the aggregate principal amount of USD 69,700,000.

Compliance Certificate means a certificate substantially in the form of Schedule 3 (Form of Compliance Certificate) setting out, among other things, the calculation of the financial covenants.

Contract means the Frame Supply Contract No ECR/KK-01:005 concluded between VIP-R and the Exporter on 28th September, 2001 and Frame License Contract No. ECR/KK 03:040 concluded between VIP-R and the Exporter on September 10, 2003, providing for the delivery of the Equipment as described in the Preamble hereto.

Default means an event which if unremedied would, upon the expiry of applicable grace period and with the giving of notice, constitute and Event of Default (as defined below).

Delivery Period means the period from 20th December, 2003 up to and including 20th October, 2004.

Drawdown Period means the period from the date of this Agreement up to and including 10th November 2004. Drawing means each disbursement of a principal amount pursuant to this Agreement.

Drawing Request means a request for disbursement of an amount under the Agreement substantially in the form set out in Schedule 2.

EKN means Exportkreditnämnden (the Swedish Export Credits Guarantee Board)Box 3064, SE-103 61 Stockholm, Sweden, telefax No +46 8 411 81 49.

EKN-Guarantee means the applications, offer and subsequent guarantee with a reference No 2003-10487-001 issued or to be issued by EKN in favour of the Lender in respect of 100 per cent political risks and 90 per cent commercial risks in relation to the Loan and in accordance with EKN’s General Conditions for Export Credit Guarantees dated October 1996 or as subsequently amended.

EKN Premium means the premium that EKN charges for issuing of the EKN-Guarantee (estimated to be USD 6,844,54 if paid upfront).

Equipment means the deliveries of RBSs, BSCs, MSCs and GPRSs including the software connected thereto and respective licences for such software according to the Contract and the Purchase Orders (as defined below); provided, that “Equipment” shall not include any equipment with respect to which the Lender fails to make the related disbursement within 10 days of the relevant Drawing Request.

Event of Default has the meaning set out in Clause 15.

Exporter means Ericsson AB, SE-164 80 Stockholm, Tel No 46 8 719 0000.

Final Repayment Date means the day falling 84 months after the Mean Delivery Date (as defined below), however no later than 20th May 2011.

Financial Indebtedness means without duplication, any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks and other financial institutions;

(b)	any acceptance or documentary credit;

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share;

(e)	the amount of any financial liability in respect of any finance lease;

(f)	receivables sold or discounted (otherwise than on a non-recourse basis);

(g)	the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price and the then mark to market value of the derivative transaction will be used to calculate its amount (provided that the negative fair value for the Borrower will be added to Financial Indebtedness and positive fair value will be deducted from Financial Indebtedness);

(i)	any other transaction (including any forward sale or purchase agreement) which is treated as a liability under US GAAP;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution to secure a third-party liability; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to (j) above (without double counting)

but not including (as applied to subsections (a) through (k) above) any trade credit extended by suppliers in the ordinary course of business, on normal commercial terms and for a period of not more than two hundred seventy (270) days.

First Repayment Date means the day falling six (6) months after the Mean Delivery Date (as defined below) and in no case later than 20th November, 2004.

Foreign Debt means any state liability in respect of direct or guaranteed borrowings of Russia denominated or payable or optionally payable in a currency other than the legal currency of Russia or which is owed to a person not resident in Russia.

GPRS means network functionality including separate network elements for General Packet Radio Service.

GSM means Global System for Mobile Communications.

Guarantee means the guarantee issued by the Parent (as defined below) substantially in the form set out in Schedule 4.

Increased Cost means:

(a)	an additional or increased cost

(b)	a reduction of an amount due and payable under the Agreement;

which is incurred or suffered by the Lender under the conditions described in Article 10, but only to the extent attributable to the Lender having entered into the Agreement or funding or performing its obligations under the Agreement.

Instalment Date means each date for repayment of the Loan determined pursuant to Clause 5.

Interest Date means the last day of an Interest Period (as defined below).

Interest Period means a period of the duration set out in Clause 7.

KB Impuls means an Open Joint Stock Company “KB Impuls”, a company incorporated under Russian law.

Lender means Svenska Handelsbanken AB (publ), SE-106 70 Stockholm Sweden, Telefax No +46 8 701 10 69.

LIBOR means

(a)	the arithmetic mean (rounded upward to the nearest four decimal places) of the offered quotations for deposits in USD of the relevant amount of the Loan or, as the case may be, the Drawings, for a period comparable to its Interest Period which appear on the relevant page of the Reuters Screen at or about 11.00 a.m. (London time) on the applicable Quotation Date (as defined below); or

(b)

if no such offered quotation is available, the arithmetic mean (rounded upward to the nearest four decimal places) of the rates, as supplied to the Lender at its request, quoted to leading banks in the London interbank market at or about 11.00 a.m. (London time) on the applicable Quotation Date (as defined below)

for the offering of deposits in USD of the relevant amount of the Loan or, as the case may be, Drawings, for a period comparable to its Interest Period.

Loan means, unless otherwise stated in this Agreement, the aggregate of the principal amount of all Drawings made by the Borrower hereunder and outstanding from time to time less any amounts repaid or prepaid in accordance with this Agreement.

Margin means 0.325 per cent per annum.

Material Adverse Effect means, in the reasonable opinion of the Lender, a material adverse effect on:

(a)	the business or financial condition of the Borrower;

(b)	the ability of the Borrower to perform its obligations under the Agreement; or

(c)	the validity or enforceability of the Agreement

Mean Delivery Date means 20th May 2004 or such earlier date as may be determined by the Lender in accordance with EKN’s interpretation of the OECD Consensus Rules.

Measurement Date means for the purpose of measuring the Financial Covenants (as defined below) as per Clause 13.2 – 13.4, each quarter end, i. e. 31st March, 30th June, 30th September and 31st December.

Merger means the merger between the Borrower and the Parent approved by the extraordinary general meetings of shareholders of the Borrower on the 28th of August 2003 and the Parent on the 24th October, 2003.

MSC means Mobile Services Switching Centre.

Parent means Open Joint Stock Company Vimpel-Communications, 8th Marta Street, 10, bldg 14, Moscow 127083, Russian Federation, Telefax No +7 095 755 4616.

Parent Company Loan means the loan commitments and loans outstanding pursuant to loan agreements between the Borrower as borrower and the Parent as lender. The loan agreements are # 01/2002, dated April 15, 2002, for $30,000,000 with repayment date after 6 years; #09/2003 VC-VCR, dated February 6, 2003, for $44,000,000 with repayment date after 6 years, # 14/2003 VC-VCR, dated July 16, 2003 with amendments for total amount of $186,000,000, with repayment date after 6 years.

Pledge Agreement means the separate agreement to be entered into by the Borrower as pledgor and the Lender as pledgee concerning the pledge of the Equipment, substantially in the form attached hereto as Schedule 6.

Purchase Order means the separate orders signed between the Borrower and the Exporter under the Contract and which are financed hereunder.

Quotation Date means the second Business Day before the first day of an Interest Period.

RBS means Radio Base Station or Base Transceiver Station (GSM denomination of RBS).

Repeating Representations means the representations set out in Clause 11.17 which are deemed to be repeated under this Agreement.

Russia means the Russian Federation.

Security means the Equipment delivered by the Exporter under Purchase Orders and which is pledged to the Lender under the Pledge Agreement.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Software License Order means the separate orders signed between the Borrower and the Exporter under the Contract and which are financed hereunder.

Subsidiary means a company in which a person controls, directly or indirectly, more than 50 per cent of the outstanding voting stock of such company, or a company of which a person has direct or indirect control or who owns directly or indirectly more than 50 per cent of the share capital or similar rights of ownership.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under the Agreement.

Tax Payment means a payment made by the Borrower to the Lender in any way relating to a Tax Deduction or under any indemnity given by the Borrower in respect of Tax under the Agreement.

Transfer Certificate means the assignment certificate substantially in the form set out in Schedule 5.

USD and $ means the lawful currency of the United States of America.

US GAAP means accounting principles and practices generally accepted in the United States of America consistently applied.

Vostok-Zapad means Limited Liability Company “Vostok-Zapad Telecom” incorporated in accordance with Russian law.

1.2	Construction

In this Agreement, unless the contrary intention appears, a reference to:

“assets” includes properties, revenues and rights of every description;

an “authorisation” includes any express authorisation, consent, approval, resolution, licence, exemption, and registration which authorization, unless otherwise provided herein, is executed in writing and signed by the authorized person(s) issuing such authorization;

“control” means the power to directly or indirectly determine the management and policies of an entity, whether through the ownership of voting capital, the provisions of the constitutional documents of that entity, by contract or otherwise;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that calendar month; or

if an Interest Period commences on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which it is to end;

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation, provided that any such regulation has been to the extent applicable, adopted, issued, registered and come into force in accordance with relevant procedure set forth by applicable law;

a provision of law or a regulation is a reference to that provision or regulation as amended or re-enacted;

a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing; and

the words importing the singular shall include the plural and vice versa.

2	THE FACILITY

2.1	Facility and purpose

Subject to the terms of this Agreement, the Lender makes available to the Borrower a loan for the maximum amount of up to USD 69,700,000 for the purpose set out in the preamble hereto. The Borrower shall procure that each Drawing is applied towards meeting up to 85 per cent of payments due under each Purchase Order and Software License Order and up to 85 per cent of the corresponding EKN Premium as the case may be. The maximum amount allocated for the financing of Purchase Orders is sixty nine million seven hundred thousand (69,700,000) USD, which amount may only be utilised for Purchase Orders where shipment is made during the Delivery Period. The maximum amount allocated for the financing of EKN Premium is five million eight hundred seventeen thousand eight hundred forty six (5,817,846) USD. For the avoidance of doubt the aggregate of all financing of Purchase Order and Software License Order and of all financing of EKN Premium shall not exceed 69,700,000 USD.

3	CONDITIONS PRECEDENT

3.1	Conditions precedent documents

The Lender’s obligation to permit the first Drawing is subject to the condition that the Lender has received not later than five (5) Business Days prior to the first Drawing all of the documents and evidence set out in Schedule 1 (Conditions precedent documents) in form and substance satisfactory to the Lender (or has waived in writing receipt of any such documents or evidence).

3.2	Further conditions precedent

The obligation of the Lender to grant any Drawing is subject to the further conditions precedent that upon the actual date of each Drawing:

a)	the Contract and the Purchase Orders and all import licenses and other permits required for the accomplishment of the Contract and Purchase Orders are in full force and effect and have not been materially amended without the prior written consent of the Lender,

b)	the EKN-Guarantee has not been withdrawn or cancelled,

c)	the representations and warranties stated in Clause 11 other than those set out in Clause 11.9 and 11.16 updated mutatis mutandis to each such date, are true and correct as if made on that date,

d)	Default shall have occurred and be continuing or would result from the making of the Drawing,

e)	Russia has not declared a general suspension of payment or a moratorium on the payment of its Foreign Debt or commenced negotiations with foreign creditors with a view to a general readjustment, rescheduling or refinancing of its Foreign Debt, whether due or not,

f)	there is no outstanding notice from EKN requiring the Lender to suspend the making of disbursements to the Borrower hereunder,

g)	the Exporter has confirmed to the Lender that it has received the fifteen (15) per cent cash portion under the relevant Purchase Order or Software Licence Order,

h)	a confirmation from the Exporter that it has received from the Borrower the full amount of the relevant Drawing where financing of the Equipment and/or respective software is to be made,

i)	the receipt from the Borrower by the Lender of the full amount of the relevant EKN Premium where financing of the EKN Premium is to be made, no amount is overdue from the Borrower in respect of Drawing made by it when a new Drawing shall be effected,

j)	receipt by the Lender of a copy of the relevant Purchase Order or Software License Order,

k)	receipt by the Lender of an actual extract from the pledge register concerning the Equipment and/or respective software financed under the Drawing evidencing the pledge of such Equipment to the Lender; for avoidance of any doubt Borrower retains the right to unilaterally exclude the Equipment and/or respective software from the pledge register, should Lender fail to make the disbursement after 10 days calculated from the date of the Drawing Request;

l)	Schedule 1 to Pledge Agreement has been duly updated;

m)	The most recent Business Plan, has been delivered to the Lender, and

n)	No commitment from another lender in respect of Financial Indebtedness under a facility with the principal amount in excess of ten million (10,000,000) USD has been cancelled or suspended as a result of an event of default (howsoever described) under such facility.

4	DRAWINGS

4.1	Drawing under the Drawdown period only

Drawings may only be made during the Drawdown Period and subject to fulfilment of the conditions precedent specified in Clause 3. Any part of the Commitment not drawn by the end of the Drawdown Period will be cancelled and will not be available for borrowing.

4.2	Completion of Drawing Requests

Unless the Lender otherwise agrees, the latest time for receipt by the Lender of a duly completed Drawing Request is 11.00 a. m. (Stockholm time) three (3) Business Days before the Quotation Date for the proposed Drawing. Each Drawing Request is irrevocable.

A Drawing Request shall specify (i) the amount of the Drawing; (ii) the day for its disbursement which must be a Business Day within the Drawdown Period; and (iii) copies of the relevant Exporter’s invoices.

Only one disbursement may be requested in each Drawing Request. Drawing Requests concerning the financing of the Equipment may only be made once for each calendar month and each requested disbursement shall be of a minimum amount of USD 3,000,000 with exception for the last disbursement. Drawing Requests concerning the financing of an EKN-Premium may be made without any limitations to amount and number of Drawings.

4.3	EKN Premium related Drawings

For EKN Premium related Drawings, the Lender shall, when receiving a premium invoice from EKN, send a copy of the invoice to the Borrower and inform the Borrower of the amount due, the due dates of the invoice and to which Drawings the invoice relates. The Borrower shall on the basis of such information pay the full amount of the invoice to the Lender and submit to the Lender a Drawing Request of 85 per cent of the EKN Premium invoice.

The responsibility of the Lender in respect of examination of documents presented to it to effect a Drawing will be no other than the responsibility imposed on a bank in examining documents under a letter of credit in accordance with the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce, Paris, Publication No 500.

4.4	Disbursements

Following the receipt by the Lender of a duly completed Drawing Request, disbursements in the amount requested in such Drawing Request, whether related to deliveries under the Contract or to EKN Premium, will be made by the Lender into bank accounts specified by the Borrower in accordance with Russian currency control regulations no later than five (5) Business Days after receipt of the relevant Drawing Request.

5	REPAYMENT OF THE LOAN

The Borrower undertakes to repay the Loan in fourteen (14) equal consecutive semi-annual instalments, the first falling due six (6) months after the Mean Delivery Date, however not later than November 20, 2004.

6	PREPAYMENT AND CANCELLATION

6.1	Mandatory prepayment - illegality

a)	The Lender must notify the Borrower if it becomes aware that it is unlawful for the Lender to perform any of its obligations under the Agreement or to fund or maintain the Loan.

b)	After notification under paragraph (a) above:

(i)	the Borrower must repay or prepay the Loan on the date specified in paragraph (c) below; and

(ii)	the Commitment of the Lender will be immediately cancelled.

c)	The date for repayment or prepayment of the Loan will be:

(i)	the last day of the Interest Period of the Loan following receipt by the Borrower of notice from the Lender under paragraph (a) above; or

(ii)	if earlier, the latest date allowed by the relevant law

provided, however, that, if not contradictory to the relevant law, the date for such prepayment may not in any case be less than thirty (30) Business Days after such notice.

6.2	Mandatory prepayment and cancellation – repayment of Parent Company Loan

If the Borrower repays any part of Parent Company Loan prior to the Final Repayment Date and such repayment would reduce the outstanding amount under Parent Company Loan to become less than $ 110,000,000, the Borrower shall on such date as determined by the Lender prepay the Loan. Any outstanding Commitment will be immediately cancelled by the Lender. The consummation of the Merger shall not trigger such prepayment obligation under this clause 6.2.

6.3	Voluntary prepayment and cancellation - Tax Payment or Increased Cost

a)	If the Borrower is, or will be, required to pay to the Lender a Tax Payment or an Increased Cost, the Borrower may, while the requirement continues, give notice to the Lender requesting prepayment and cancellation.

b)	After notification under paragraph (a) above:

(i)	The Borrower must repay or prepay the Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitment of the Lender will be immediately cancelled.

c)	The date for repayment or prepayment of the Loan will be the last day of an Interest Period or at such other date specified by the Borrower in its notification as advised by the Borrower to the Lender at least five (5) Business Days prior to the prepayment.

6.4	Voluntary Prepayment

The Borrower has the right to prepay the Loan in whole or in part on any Interest Date without any penalties for such prepayment in case the Loan bears a floating interest provided that

a)	the Borrower notifies the Lender no later than five (5) Business days in advance; and

b)	the amount prepaid is not less than USD 1,000,000.

Should prepayment be made on a day which is not an Interest Date any reasonable and documented cost related to the prepayment (e. g. Break Costs) shall be borne by the Borrower.

Any reasonable and documented costs related to the prepayment of the Loan or part thereof when it bears a fixed interest rate shall be borne by the Borrower.

For the avoidance of doubt, no costs or expenses whatsoever shall be attributable to and payable by the Borrower in case of a prepayment in the Event of Default or due to the requirement to pay a Tax Payment or an Increased Cost as set forth in Section 6.4 hereof.

6.5	Miscellaneous provisions

a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) for such prepayment or cancellation. All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs (where applicable).

b)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

c)	No amount of the Commitment cancelled under this Agreement may subsequently be reinstated.

d)	No amount prepaid under this Agreement may subsequently be re-borrowed.

e)	Each prepayment of the Loan shall be applied against the amount falling due on each Instalment Date in the inverse order of maturity or as directed by EKN.

7	INTEREST

7.1	Calculation of interest

The rate of interest is the percentage rate per annum equal to the aggregate of the:

(a)	Margin; and

(b)	LIBOR.

7.2	Payment of interest

Except where this Agreement provides to the contrary, the Borrower must pay accrued interest on the Loan on each Interest Date.

7.3	Interest periods

Each Interest Period shall be of a duration of six (6) months provided, however, that the first Interest Period of each Drawing, made after the first Drawing, shall be adjusted so as to coincide with the current Interest Period of such first Drawing, and provided further, that if the Interest Date should not be a Business Day, such Interest Period shall end on the next Business Day, unless such day falls in another calendar month, in which event the Interest Period shall end on the preceding Business Day. Furthermore, the Interest Period in which the first Instalment Date falls shall be shortened so as to end on the said first Instalment Date. If a Drawing has been made less than fifteen (15) days prior to an Interest Date, interest on such Drawing shall be paid on the next Interest Date.

7.4	Fixed Interest Rate

Upon request by the Borrower made after the disbursement of the Commitment in full or, if earlier, after the Drawdown Period has lapsed, a fixed rate alternative may be offered by the Lender or by ABSEK. Such offer will specify any costs related thereto which are payable by the Borrower. If the Borrower accepts an offer of a fixed interest rate and such offer is based on an offer from ABSEK, the Lender may assign the entire Loan to ABSEK. After such assignment the Lender will act as Agent for ABSEK.

Should a change from floating interest mean that the maximum loss amount guaranteed by EKN is exceeded, then the Lender shall apply to EKN for increase of the maximum loss amount. If such application is not approved, a change to fixed interest rate will require a separate approval in writing by the Lender, which approval may not be unreasonably withheld. If EKN approves an increase of the maximum loss amount, the Borrower shall pay any costs in relation thereto.

7.5	Interest on overdue amounts

(a)	If the Borrower fails to pay any amount payable by it under the Agreement, it must immediately on demand by the Lender pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Lender to be two (2) per cent per annum above the rate being be the sum of the Margin and the Lender’s reasonable and documented cost of funds during the period of non-payment. Such period of non-payment may be divided in successive interest periods in respect of the overdue amount as if it had constituted a loan in the overdue amount, provided, however, that the Borrower may at any time prepay any such overdue amount and interest thereupon in whole or in part without any penalties.

(c)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its interest periods but will remain immediately due and payable.

7.6	Notification of rates of interest

The Lender shall notify the Borrower of the rate of interest applicable to an Interest Period promptly after determination thereof and shall notify the Borrower of the amount of interest due for an Interest Period no later that five (5) Business Days prior to respective Interest Date or to the extent applicable, upon a written request of the Borrower.

7.7	Calculation

Any interest accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

7.8	No overrunning the Final Repayment Date

If an Interest Period would overrun the Final Repayment Date, it will be shortened so that it ends on the Final Repayment Date.

8	PAYMENTS

8.1	Place and funds

Unless this Agreement specifies that payments under it are to be made in another manner, all payments by the Borrower in USD under the Agreement must be made to the Lender in immediately available funds to its account No 10937091 with Citibank N A, New York or to such account with such bank as it may notify to the Borrower for this purpose by not less than ten (10) Business Days’ prior notice. Payments in other currencies shall be made to such account with such bank as the Lender shall notify to the Borrower by not less than ten (10) Business Days’ prior notice.

8.2	No set-off or counterclaim

All payments made by the Borrower under the Agreement must be made without set-off or counterclaim.

8.3	Business Days

If a payment under the Agreement is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

During any extension of the due date for payment of any principal or other sum according to the first paragraph, interest is payable on that principal or other sum at the rate payable on the original due date.

8.4	Partial payments

If the Lender receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under the Agreement, the Lender must apply that payment towards the obligations of the Borrower under the Agreement in the following order:

first, in or towards payment of any unpaid fees, costs and expenses of the Lender under the Agreement, or, if the Loan has been assigned to ABSEK, first to any such amounts due to the Agent and thereafter to any such amounts due to ABSEK;

secondly, in or towards payment of any accrued interest or fee due but unpaid under this Agreement;

thirdly, in or towards payment of any principal amount due but unpaid under this Agreement; and

fourthly, in or towards payment of any other sum due but unpaid under the Agreement.

The Lender may vary the order set out above, with notification to the Borrower in writing.

This Sub-clause will override any appropriation made by the Borrower.

9	TAXES

9.1	Tax gross-up

The Borrower must make all payments to be made by it under the Agreement without any Tax Deduction, unless a Tax Deduction is required by Russian law.

If the Borrower is aware that a Tax Deduction must be made (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Lender.

If a Tax Deduction is required by Russian law to be made by the Borrower, the amount of the payment due from the Borrower will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required provided that (a) such obligation to increase the amount payable to the Lender will not apply to any Tax Deductions to be made under Swedish or any law other than Russian law; and (b) promptly upon written request of the Borrower, the Lender has annually furnished to, and in the form requested by, the Borrower a certificate confirming the Lender’s tax residency issued by the Swedish authorized tax authority and such other documents as may required under Russian law for the Borrower to ensure applicability of the relevant double taxation treaty to the payments hereunder. The Borrower shall not be required to make any additional payment with respect to a Tax Deduction if the Lender’s tax residency changes to a jurisdiction without a double taxation treaty or to any assignee hereunder which is located in a jurisdiction without a double tax treaty.

If the Borrower is required to make a Tax Deduction, the Borrower must make the minimum Tax Deduction and must make any payment required in connection with that Tax Deduction within the time allowed by law.

Within thirty (30) days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Borrower must deliver to the Lender evidence according to the form established with Russian law that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the Russian taxing authority.

9.2	Tax indemnity

Except as provided below, the Borrower must indemnify the Lender against any Tax loss or liability which the Lender has suffered in relation to a payment received or receivable (or any payment deemed to be received or receivable) under the Agreement in accordance with Russian law, provided that the Lender has properly fulfilled its obligations set forth in Section 9.1 hereof.

The paragraph above does not apply to any Tax assessed on the Lender under the laws of the jurisdiction in which the Lender is incorporated.

The Lender making, or intending to make, a claim under the first paragraph above must promptly notify the Borrower of the event which will give, or has given, rise to the claim, and when making a claim, must give details of the calculation of the claim.

9.3	Stamp taxes

The Borrower must pay and indemnify the Lender against any stamp duty, registration or similar Tax payable under Russian law in connection with the entry into, performance or enforcement of the Agreement or any other document in connection thereto (e.g. the Pledge Agreement and the Guarantee).

9.4	Tax receipts

If the Borrower makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount to be deducted or withheld to the Russian taxation or other authority within the time allowed for such payment under Russian law and shall deliver to the Lender within thirty (30) days of receipt thereof from the applicable authority, an original receipt (or certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of the Loan.

10	INCREASED COSTS

10.1	Increased Costs

Except as provided below in this Clause, the Borrower must pay to the Lender the amount of any Increased Cost incurred by the Lender as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation; or

(b)	compliance with any law or regulation,

made after the date of this Agreement, including any law or regulation relating to taxation, reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control.

Such obligation of the Borrower to pay the Increased Cost to the Lender will become effective only upon a preliminary written notice of the Lender regarding the circumstances set out in paragraphs (a) and (b) above, provided, that (a) such notice shall be received by the Borrower no later than thirty (30) Business Days prior to the required payment date; (b) the Borrower has received from the Lender all relevant documents evidencing such Increased Costs with respective calculations; (c) the Lender has used its best efforts to eliminate the consequences of such circumstances set out in paragraphs (a) and (b) above and (d) the Lender has allocated such increased costs pro-rata among all other borrowers to which such Increased Costs apply.

10.2	Exceptions

The Borrower need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	a tax on the overall net income of the Lender; or

(c)	attributable to the Lender wilfully or negligently failing to comply with any law or regulation.

10.3	Claims

If the Lender intends to make a claim for an Increased Cost it must notify the Borrower promptly of the circumstances giving rise to, the amount of, and details of the calculation of the claim.

11	REPRESENTATIONS

11.1	Representations

Each representation set out in this Clause is made by the Borrower to the Lender.

11.2	Status

The Borrower is an open joint stock company, duly incorporated and validly existing under the laws of Russia and, prior to the Merger, is a Subsidiary of the Parent.

The Borrower has the corporate power to own its assets and carry on its business as it is being conducted.

11.3	Powers and authority

The Borrower has the corporate power to enter into and perform its obligations hereunder, and the Borrower has taken all necessary action to authorise the entry into and performance of the Agreement.

11.4	Legal validity

Subject to any general principles of law limiting its obligations, the Agreement is the Borrower’s legally binding, valid and enforceable obligation.

11.5	Non-conflict

The entry into and performance by the Borrower of, and the transactions contemplated by the Agreement do not conflict in any material respects with:

(a)	any law or regulation applicable to the Borrower in Russia;

(b)	its constitutional documents; or

(c)	any material document which is binding upon it;

save for in the case of clauses (a) and (c) above any conflict which would not have a Material Adverse Effect.

11.6	No default

(a)	No Event of Default (and, as at the date of this Agreement, no Default) is outstanding or, will result from the execution of, or the performance of any transaction contemplated by, the Agreement; and

(b)	no other event is outstanding which constitutes a default of any obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument which is binding on it to an extent or in a manner which is likely to have a Material Adverse Effect.

11.7	No insolvency

The Borrower has not taken, nor to the knowledge of the Borrower has any other person taken any steps or started any legal proceedings for the bankruptcy or winding up of the Borrower or for the appointment of a receiver, administrator or similar officer of the Borrower or of all or any of its revenues or assets, or have any analogous proceedings or steps in any jurisdiction to any of the foregoing occurred.

11.8	Financial statements

The Borrower’s audited financial statements most recently delivered to the Lender have been prepared in accordance with US GAAP in all material respects and fairly represent the Borrower’s financial position and performance (consolidated, if applicable) as at the date to which they were drawn up in all material respects, except, in each case, as disclosed to the contrary in those financial statements.

11.9	No material adverse change

As at the date of this Agreement there has been no material adverse change in the consolidated financial condition of the Borrower since the date to which the financial statements for the year 2002 were drawn up except as notified to the Lender prior to the date of this Agreement.

11.10	Security

The Security Interest created under the Pledge Agreement constitutes a Security Interest in favour of the Lender securing the Borrower’s obligations to the Lender under the Agreement and such Security Interest is in full force and effect and enforceable in accordance with its terms, except as provided otherwise by virtue of applicable law. No Security Interest is created over the Equipment other than the pledge over the Equipment according to the Pledge Agreement.

11.11	Litigation

Except as notified to the Lender prior to the date of this Agreement, no litigation, arbitration or administrative proceedings against the Borrower are current or, to the Borrower’s knowledge, pending or threatened, which, if adversely determined, will have a Material Adverse Effect.

11.12	Consents relating to the Contract

All governmental or other licences, consents and authorisations necessary for the performance of the Contract and the Purchase Orders and for the import of the Equipment, and all material licences, consents and authorisations necessary for operation of the Equipment have been obtained and are in full force and effect or to the extent applicable, all actions have been taken by the Borrower to procure or renew such licences, consents and authorisations or the like. The Contract and the Purchase Orders constitute legally valid and binding obligations of the Borrower, enforceable in accordance with their respective terms.

11.13	Insurances

The business and the assets of the Borrower are insured with underwriters or insurance companies of recognized financial responsibility against such risks and to the extent customary for companies carrying on the same or substantially similar business in the Russian Federation.

11.14	Pari passu ranking

The Borrower’s payment obligations under the Agreement rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by applicable law.

11.15	Taxes on payments

As at the date of this Agreement, all amounts payable by the Borrower under the Agreement may be made without any Tax Deduction in Russia.

11.16	Repeating representations

Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by the Borrower on the date of each Drawing. When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

12	INFORMATION COVENANTS

12.1	Financial statements

(a)	The Borrower must supply to the Lender and to EKN:

(i)	its audited consolidated financial statements for each of its financial years prepared in accordance with US GAAP; and

(ii)	its interim consolidated financial statements in accordance with US GAAP for each quarter of each of its financial years.

(b)	All financial statements must be supplied as soon as they are available and:

in the case of the audited consolidated financial statements, within one hundred eighty (180) days, and in the case of the Borrower’s interim consolidated financial statements, within ninety (90) days, of the end of the relevant financial period.

12.2	Project information and Business Plan

The Borrower shall provide to the Lender and to EKN the Business Plan of the Borrower and project information connected thereto within thirty (30) days after the Borrower’s board of directors approval of the same.

12.3	Compliance Certificate

(a)	The Borrower must supply to the Lender a Compliance Certificate with each set of its annual audited consolidated financial statements and its interim financial statements based on such financial statements and to be delivered simultaneously as those financial statements are to be supplied as stipulated under Clause 12.1.

(b)	A Compliance Certificate must be signed by the Borrower and, in case of a Compliance Certificate supplied with its annual audited consolidated financial statements, its chief executive officer and its chief financial officer in their respective capacities as such.

12.4	Information - miscellaneous

The Borrower must supply to the Lender:

(a)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which will, if adversely determined, have a Material Adverse Effect;

(b)	promptly upon becoming aware of them, details of any change or modification of the laws, permits, licences, consents, authorisations, decrees or procedures in Russia which might materially adversely affect the ability of the Borrower to perform its obligations under the Agreement; and

(c)	on request, such further information regarding the financial condition and operations of the Borrower and the Parent as the Lender or EKN may request in connection with this Agreement (provided that such request shall be forwarded to the Borrower no later than ten (10) Business Days prior to the requested date of the supply of such information).

12.5	Notification of Default

(a)	The Borrower must notify the Lender of any Default or any other event which might materially adversely affect the Borrower’s ability to perform any of its obligations under this Agreement or the Contract or the ability of the Parent to perform its obligations under the Guarantee promptly upon becoming aware of its occurrence together with the steps, if any, being taken to remedy it.

(b)	Within five (5) Business Days on request by the Lender, the Borrower must supply to the Lender a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

13	FINANCIAL COVENANTS

13.1	Definitions

In this Clause

OIBDA means, for the relevant period, the consolidated operating income of the Borrower before depreciation and amortisation of goodwill and other intangible assets.

Equity means the sum of restricted equity and non-restricted equity.

External Debt means Financial Indebtedness less all indebtedness due to the Parent.

Cash and Cash Equivalents means all cash equivalent investments, such as cash in hand, immediately available funds at bank or postal accounts and liquid deposits or securities held for cash management purposes and interest bearing receivables.

Net Debt means Financial Indebtedness less Cash and Cash Equivalents.

Net External Debt means External Debt less Cash and Cash Equivalents.

13.2	Net External Debt to OIBDA ratio

During the term of this Agreement, the ratio of Net External Debt to OIBDA of the Borrower shall not exceed 2.75 prior to the Merger.

Should the Net External Debt to OIBDA ratio exceed 2.6 but not reach 2.75 prior to the Merger the Borrower shall inform the Lender and propose measures to be taken to ensure that the ratio does not exceed 2.75.

13.3	External Debt to Equity ratio

The ratio of External Debt to Equity of the Borrower shall not exceed 1.0 prior to the Merger.

13.4	Net Debt to Equity ratio

The ratio of Net Debt to Equity of the Borrower shall not exceed:

1.58 during 2003;

2.25 during 2004;

2.20 during 2005;

1.20 during 2006;

1.0 during 2007 and onwards until the Final Repayment Date.

Notwithstanding the above, if the Merger is completed, the Net Debt to Equity ratio for the merged entity shall not apply.

General

The ratios under 13.2 to 13.4 are to be calculated as of each Measurement Date by using the latest available quarterly financial statements and, for OIBDA, on a rolling 12-month-basis using the latest available quarterly financial statements. For the first Measurement Date of OIBDA, being 30th September 2003, OIBDA will be measured for the first three quarters of 2003 and annualised (multiplied by four and divided by three). The financial covenants will be adjusted to apply to the financial situation and development of the Borrower after the Merger and contain in the Amended Agreement additional agreement.

14	GENERAL COVENANTS

14.1	General

The Borrower agrees to be bound by the covenants set out in this Clause.

14.2	Authorisations

The Borrower must promptly do all that is necessary to comply with the material terms of and maintain in full force and effect and to the extent applicable, apply for procurement and/or renewal of all material authorisations, approvals, licences, permits and consents required by the laws and regulations of Russia to enable the Borrower lawfully to perform its obligations under this Agreement and under the Contract and to ensure the legality, validity, enforceability and admissibility in evidence in Russia of this Agreement and the Contract.

14.3	Compliance with laws

The Borrower must comply in all respects with all laws to which it is subject (including all taxation laws in all jurisdictions in which it is subject to taxation) where failure to do so will have a Material Adverse Effect.

14.4	Book-keeping and Tax payment

The Borrower shall maintain proper and accurate books and records in accordance with all applicable law and US GAAP. The Borrower shall further file any relevant tax returns and pay all taxes promptly upon the same becoming due except to the extent that the taxes are being contested in good faith and by appropriate means and adequate reserves have been set aside with respect thereto.

14.5	Pari passu ranking and first priority ranking of security

The Borrower must ensure that its payment obligations under the Agreement rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

14.6	Security

The Borrower shall pledge to the Lender all the Equipment according to a separate Pledge Agreement to be entered into on the date of this Agreement between the Borrower as pledgor and the Lender as pledgee.

14.7	Negative pledge

The Borrower may not create or allow to exist any Security Interest on the Equipment, except the Security hereunder.

14.8	Disposals

Except as provided below, the Borrower shall not, either in a single transaction or in a series of transactions and whether related or not, sell, convey, lease, assign, transfer or otherwise dispose of all or any part of the Equipment, except pursuant to the requirements of its business and on fair and reasonable terms for full market value in cash, provided that such assets are not essential to the operation of the Borrower’s system or billing and other administrative equipment.

The preceding paragraph does not apply to any disposal made with the prior written consent of the Lender and other disposals (other than those permitted above) of which the market value or consideration receivable when aggregated does not represent more than ten (10) per cent in any financial year of the balance sheet value of the assets of the Borrower.

14.9	Financial Indebtedness

Except as provided below, the Borrower may not incur or be under any liability in respect of any Financial Indebtedness.

The preceding paragraph does not apply to:

(i)	any Financial Indebtedness owed to the Parent under the Parent Company Loans;

(ii)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price entered into in the ordinary course of business;

(iii)	such borrowing which does not cause the financial covenants undertaken under Clause 13 to be exceeded.

14.10	Granting of Loans

The Borrower shall not without the prior written consent of the Lender make any loans, grant any credit (save in the ordinary course of business) for the benefit of any person or otherwise voluntarily assume any liability of any such person, except for the loans in accordance with the Business Plan, loans to the Borrower’s Subsidiaries, guarantees of the Financial Indebtedness of Subsidiaries and other obligations with the aggregate principal amount of no more than seventy five million (75,000,000) USD outstanding at any moment.

14.11	Change of business

The Borrower must ensure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.

14.12	Operation of business

The Borrower shall operate its business in compliance with applicable statutes and regulations observing in all material respects all material permits, licences and regulations applicable to it.

14.13	Mergers

The Borrower may not without the prior written consent of the Lender (which consent may not be unreasonably withheld) enter into any amalgamation, demerger, merger or reconstruction except in each case for any merger of the Borrower and the Parent, the Borrower and KB Impuls, Vostok-Zapad and other Subsidiaries of the Borrower. Any expenses for amendments of this Agreement and the EKN Guarantee due to the Merger shall be paid by the new Borrower.

14.15	Intellectual Property

The Borrower undertakes that it shall make and maintain such applications and registrations and pay such fees and other amounts and do all things reasonably necessary to maintain and protect any intellectual property rights and licences used by it and to take such steps as are reasonably necessary to prevent third parties infringing those intellectual property rights and licences if such infringement might have a Material Adverse Effect.

14.16	Environmental matters

In this Sub-clause:

Environmental Approval means any authorisation required by an Environmental Law.

Environmental Claim means any claim by any person in connection with:

(i)	a breach, or alleged breach, of an Environmental Law;

(ii)	any accident, fire, explosion or other event of any type in each case involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(iii)	any other environmental contamination.

Environmental Law means any law or regulation concerning:

(i)	the protection of human health and safety;

(ii)	the protection of the environment; or

(iii)	any emission of hazardous or toxic substance or wastes, contaminants or pollutants.

The Borrower must ensure that it is, and has been, in compliance in all material respects with all Environmental Law and Environmental Approvals applicable to it, where failure to do so will have a Material Adverse Effect.

The Borrower must promptly upon becoming aware notify the Lender of:

(i)	any Environmental Claim current, or to its knowledge, pending or threatened; or

(ii)	any circumstances likely to result in an Environmental Claim,

which, if substantiated, will either have a Material Adverse Effect or result in any material liability for the Lender.

14.17	Insurance

The Borrower must insure its business and assets with reputable underwriters or insurance companies to such an extent and against such risks as companies engaged in a similar business in the Russian Federation normally insure and shall insure the Equipment and each part of it against the risk of loss or damage for an amount not less than the value of the Equipment.

14.18	No payment of the Parent Company Loan

The Borrower shall not, until all amounts outstanding under the Loan have been paid to the Lender, make a payment in respect of principal on the Parent Company Loan if such payment reduces the principal amount under the Parent Company Loan to less than $110,000,000. Accrued interest on those loans may be paid, provided that (i) no Event of Default is outstanding (ii) any due interest and instalments under this Agreement have been paid and (iii) the payment of interest on the Parent Company Loan will not prevent the Borrower to service its payments under the next Interest Period.

14.19	Undertaking in relation to the EKN-Guarantee

The Borrower will not cancel the performance of or transfer its obligations under, or amend the terms relating to amounts due under, or the country of origin of the performance of the obligations under, the Contract and the Purchase Orders without the prior written consent of the Lender and EKN, which consent may not be unreasonably withheld by the Lender.

15	DEFAULT

15.1	Events of Default

Each of the events set out in this Clause is an Event of Default.

15.2	Non-payment to the Lender

The Borrower does not pay on the due date any amount payable by it under the Agreement in the manner required under the Agreement, unless the non-payment:

(i)	is caused by technical or administrative error and the required payment is made within five (5) Business Days of the due date; or

(ii)	is a shortfall in the amount of interest paid by the Borrower and such shortfall is caused by the failure of the Lender to correctly and/or in due time notify the Borrower of the amount of interest payable in accordance with Section 7.6 hereof and payment of such shortfall is made within five (5) Business Days of the written notification by the Lender that a shortfall exists which notification shall specify the amount of the shortfall; or

(iii)	in all other cases is remedied within three (3) Business Days of the due date.

15.3	Breach of other obligations

The Borrower does not comply with any term of Clause 12 (Information Covenants), Clause 13 (Financial Covenants) or any obligation under Clause 14 (General Covenants), provided that such non-compliance will have a Material Adverse Effect.

Any such non-compliance shall be deemed an Event of Default, unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within twenty (20) days after the earlier of the Lender giving notice and the Borrower becoming aware of the non-compliance.

15.4	Misrepresentation

A representation made or repeated by the Borrower in the Agreement is incorrect in any material respect when made or deemed to be repeated.

15.5	Cross-default

Except as provided below, any of the following occurs in respect of the Borrower’s or the Parent’s payment obligations:

(i)	any of the Borrower’s Financial Indebtedness with the principal amount in excess of five million (5,000,000) USD prior to the Merger (the principal amount to be ten million (10,000,000) USD for the Parent) becomes prematurely due and payable or is not paid when due with the amount overdue exceeding two and a half million (2,500,000) USD (five million (5,000,000) USD for the Parent) which non-payment (after the expiry of any originally applicable grace period) leads to acceleration of repayment thereunder;

(ii)	in each case, as a result of an event of default (howsoever described) under a facility with the principal amount outstanding in excess of ten million (10,000,000) USD, which default leads to acceleration of repayment thereunder.

15.6	Insolvency

Any of the following occurs in respect of the Borrower or the Parent

(a)	it expressly admits its inability to pay its debts as they fall due in excess of ten million (10,000,000) USD;

(b)	it expressly suspends making payments of its debts in excess of ten million (10,000,000) USD or announces an intention to do so;

(c)	it expressly declares a moratorium in respect of its indebtedness in excess of ten million (10,000,000) USD.

15.7	Insolvency proceedings

A	Except as provided below, any of the following occurs in respect of the Borrower:

(a)	a meeting is convened for the purpose of considering any resolution for (or to petition for) its winding-up, administration or dissolution or any such resolution is passed;

(b)	an order for its winding-up, administration or dissolution is made by a competent body and such order enters into force and unless sought by the Borrower, remains undischarged or unstayed for more than sixty (60) days;

(d)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed by the court in respect of it or the whole or any substantial part of its assets and, unless sought by the Borrower, such appointment remains undischarged or unstayed for more than sixty (60) days;

(e)	the Borrower’s directors or other officers expressly request the authorized body on the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer.

B	The Parent is declared bankrupt.

15.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of the Borrower or the Parent the value of which exceeds five (5) per cent of balance sheet of the Borrower and Parent respectively and is not discharged or stayed within thirty (30) days.

15.9	Cessation of business

The Borrower ceases, or the Borrower’s board of directors or shareholders approve a resolution to cease, to carry on a substantial part of its business.

15.10	Effectiveness of Agreement, the Contract and the Purchase Orders

(a)	It is or becomes unlawful for the Borrower to perform any of its obligations under the Agreement and, during the Drawdown Period, the Contract or the Purchase Orders

(b)	The Agreement and, during the Drawdown Period, the Contract or the Purchase Orders, are not effective or is alleged by the Borrower to be ineffective for any reason.

(a)	The Borrower expressly repudiates the Agreement and, during the Drawdown Period, the Contract or the Purchase Orders or expressly evidences an intention to repudiate the Agreement.

15.11	Ownership of the Borrower

The Borrower ceases to be a Subsidiary of the Parent except as provided for in Clause 14.13.

15.12	Revocation of the EKN-Guarantee and/or the Guarantee of the Parent

The EKN-Guarantee is revoked, discontinued or ceases to exist or does not have the coverage which was a condition for the Lender entering into this Agreement, other than due to the merger of the Borrower and the Parent. The Guarantee is revoked, discontinued or ceases to exist or does not have the coverage which was a condition for the Lender entering into this Agreement, other than due to the merger of the Borrower and the Parent; or in the reasonable and documented opinion of the Lender no longer constitutes satisfactory security.

15.13	Nationalisation of Security and business

The Security or the business of the Borrower or the Parent is nationalised or any substantial part thereof shall become nationalised or expropriated.

15.14	Revocation of licences

The material licences, consents or authorisations which are essential for the Borrower’s performance of its business are revoked, not prolonged or cease to be in full force and effect, or are modified in a manner which would have a Material Adverse Effect on the business carried out by the Borrower and such revocation, cessation or modification is not remedied with ninety (90) days.

15.15	Foreign Debt

The Russian government or any competent body of Russia imposes any restrictions preventing the Borrower to fulfil its obligations under this Agreement.

15.16	Impairment of the Security

The Security is destroyed, lost or damaged and is not substituted within 30 days with other security having a market value which is no less than the market value of the Security immediately before such destruction, damage or loss.

15.17	Material Adverse Effect

Any event or series of events occurs which in the reasonable and documented opinion of the Lender will have a material adverse effect on the ability of the Borrower to comply with its payment obligations under this Agreement or its obligations under Clause 13 “Financial Covenants”.

15.18	Acceleration

If and for so long as an Event of Default is outstanding, the Lender may, by notice to the Borrower, upon expiration of applicable cure periods:

(a)	cancel the Commitment; and/or

(b)	declare that all or part of any amounts outstanding under the Agreement are:

(i)	due and payable within three (3) Business Days; and/or

(ii)	payable on demand by the Lender.

16	FEES

16.1	Arrangement fee

The Borrower must within five (5) Business Days from the date of signing the Agreement pay an arrangement fee of eighty-five thousand (85,000) USD to the Lender.

16.2	Commitment fee

The Borrower must pay a commitment fee calculated as from the date of this Agreement at the rate of 0.1625 per cent per annum on the undrawn, uncancelled amount of the Commitment. The accrued commitment fee is payable semi-annually in arrears from the date of this Agreement and in connection with the last disbursement under the Agreement or at expiry of the Drawdown Period.

16.3	EKN Premium

The Borrower is ultimately responsible for payment of the EKN Premium in full. The EKN Premium is partially financed under this Agreement. The Borrower undertakes to pay the part of the EKN Premium not financed under this Agreement as well as any part thereof for which the maximum amount allocated for financing of the EKN Premium might not suffice to cover eighty-five (85) per cent of the EKN Premium.

16.4	Calculation

Any fee expressed as a rate per annum under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred sixty (360) days.

17	INDEMNITIES AND BREAK COSTS

17.1	Currency indemnity

The Borrower must indemnify the Lender against any loss or liability which the Lender incurs as a consequence of:

(i)	the Lender receiving an amount in respect of the Borrower’s liability under the Agreement, or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the Agreement.

17.2	Other indemnities

The Borrower must indemnify the Lender against any loss or liability which the Lender incurs as a consequence of:

(b)	the occurrence of any Event of Default;

(c)	other than by reason of gross negligence or default by the Lender, a Drawing not being made after a Request has been delivered for that Drawing; or

(e)	an amount not being prepaid in accordance with a notice of prepayment.

The Borrower’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under the Agreement, any amount repaid or prepaid.

17.3	Break Costs

The Borrower must pay the Break Costs to the Lender in the event of prepayment of the Loan in whole or in part if such prepayment is not a voluntary prepayment as set forth by Sections 6.4 and 6.5 hereof.

Break Costs are the amount (if any) determined by the Lender by which:

(i)	the interest which the Lender would have received for the period from the date of receipt of any part of the Loan to the last day of the applicable Interest Period for the Loan if the principal had been paid on the last day of that Interest Period;

exceeds

(ii)	the amount which the Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period. The interest amount payable by the Borrower shall, however, in no event exceed the amount payable for that Interest Period if no Prepayment had been made.

The Lender must supply to the Borrower details of the amount of any Break Costs claimed by it under this Clause.

18	EXPENSES

The Borrower must pay to the Lender the reasonable and documented amount of all costs and expenses (including legal fees, travel expenses and in-house legal costs) incurred by it in connection with the due diligence, preparation, negotiation, and signing of this Agreement, the Pledge Agreement, the Guarantee and the legal opinion. The total amount of the aforementioned costs and expenses are estimated at a maximum of SEK 850,000 and the Lender will use its best endeavour not to exceed such estimated total cost. Furthermore, the Borrower shall pay costs for follow up (including restructuring), if any, and collection of claims (including legal fees) in connection with an Event of Default or the enforcement of, or the preservation of any rights under the Agreement, the Pledge Agreement and the Guarantee while an Event of Default is outstanding. Any costs and expenses (including legal fees) incurred by the Lender in connection with any waiver, consent and amendment of those documents shall also be for the account of the Borrower provided such costs and expenses have been preliminarily consented to in writing by the Borrower, which consent may not be unreasonably withheld.

19	CHANGES TO THE PARTIES

19.1	Assignments and transfers by the Borrower

The Borrower may not assign or transfer any of its rights and obligations under the Agreement without the prior written consent of the Lender (save for the assignment to the Parent due to the Merger).

19.2	Assignments and transfers by Lenders

(a)	The Lender (the Existing Lender) may, subject to the following provisions of this Sub-clause transfer any of its rights and obligations under this Agreement to any other person (the New Lender).

(b)	The consent of the Borrower is not required for an assignment to EKN or, if the Loan bears a fixed interest rate, to ABSEK. Should an Event of Default be outstanding, the Borrower’s consent shall not be required. No other assignment or transfer to another party may be made unless approved by the Borrower in writing prior to such assignment or transfer. The consent of the Borrower must not be unreasonably withheld or delayed if the New Lender should be another bank or financial institution with a rating not less than Baa by Moody’s and/or BBB by Standard & Poor. The Borrower will be deemed to have given its consent thirty (30) Business Days after the Borrower receives notice of the request unless it is expressly refused by the Borrower within that time. A transfer to a party other than ABSEK or EKN has to be approved by EKN.

(c)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

(d)	A transfer shall be documented by the Existing Lender and the New Lender signing a Transfer Certificate substantially in the form set out in Schedule 5.

19.3	Disclosure of information

The Lender may disclose to EKN or any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement:

(a)	a copy of the Agreement, the Guarantee and the Pledge Agreement; and

(b)	any information which the Lender has acquired under or in connection with the documents mentioned under (a);

provided that any such disclosure shall be subject to confidentiality obligations in favour of the Borrower and the Parent no less onerous than those existing between the Parties hereto at the moment of such transfer.

20	INDEPENDENCE FROM THE CONTRACT

The Borrower expressly acknowledges that this Agreement constitutes an obligation on the Borrower’s part that is independent and completely separate from the Contract, the Purchase Orders, Software License Orders and any guarantee issued by the Lender in connection therewith. The liability of the Borrower to repay the Loan and any other amount payable under this Agreement on the due dates therefore, shall not be conditional upon performance by the Exporter or any co-operating party of the terms of the Contract, the Purchase Orders or any related contract and shall not be affected in any way by any claim which the Borrower may have or might consider that it has against the Exporter or any co-operating party as aforesaid or by any other reason whatsoever.

The Borrower further acknowledges that the Lender has not made any representation or warranty whatsoever with respect to the Contract and the Purchase Orders or the performance by the Exporter of its obligations towards the Borrower.

The Borrower may not require that the Lender should first demand payment under the EKN-Guarantee or the Guarantee or enforce the Security before demanding payment from the Borrower. The Borrower is primarily and ultimately responsible for the repayment of the Loan. Should EKN make any payment under its guarantee, EKN shall have the right of recourse against the Borrower by way of subrogation.

21	EVIDENCE OF THE LOAN

The Lender will maintain and keep account showing the amount of the Loan, the interest accrued thereon and the amount of any sum received or recovered in respect thereof. The accounts kept by the Lender together with the Drawing Requests, if applicable, shall, save manifest error, constitute prima facie evidence of disbursements made, payments received and the aggregate amount outstanding hereunder from time to time.

22	NOTICES

22.1	Communications in writing

Any communication in connection with the Agreement must be in writing and, unless otherwise stated, may be given in person, by personal delivery, delivery by reputable international courier service, or by fax.

22.2	Contact details

(a)	Except as provided below, the contact details of each party for all communications in connection with the Agreement are those notified by that party for this purpose to the Lender.

(b)	The contact details of the Borrower are:

Address:	8th Marta Street, 10, bldg. 14, Moscow 127083, Russian Federation

Fax number:	+ 7 0957554616

Attention:	Mikola Dedukhin

(c)	The contact details of the Lender are:

Address:	Handelsbanken Markets, SE-106 70 Stockholm

Fax number:	+46 8 701 10 69

Attention:	Export and Project Finance, reference No. UKR 15678

22.3	Effectiveness

(a)	Except as provided below, any communication in connection with the Agreement will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if delivered by reputable international courier service, five days after being deposited with such courier, fees prepaid, in a correctly addressed envelope; and

(iii)	if by fax, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

23	LIMITATION OF THE LENDER’S LIABILITY

The Lender shall not be held responsible for any damage arising out of any Swedish or foreign legal enactment, or any measure taken by a Swedish or foreign public authority, or war, strike, lockout, boycott, blockade or any other similar circumstance. The reservation in respect of strikes, lockouts, boycotts and blockades applies even if the Lender itself takes such measures, or is subject to such measures.

Any damage that may arise in other cases shall not be indemnified by the Lender if it has observed normal care. The Lender shall not in any case be held responsible for any indirect damage.

Should an obstacle described in this Clause 23 arise which prevents the Lender from taking any action required to comply with this Agreement, such action may be postponed until the obstacle has been removed.

24	CONFIDENTIALITY

The terms and conditions of this Agreement and the Pledges Agreement are confidential and shall neither in whole or in part be disclosed to any person nor published without the prior written consent of the Parties hereto, provided that this clause 24 shall not prevent (i) disclosures by either the Borrower or the Lender as required by the rules of any securities exchange or otherwise by law or ministerial or judicial or parliamentary authority (as such law or authority is applicable to the Borrower or the Lender) or to the legal or audit or taxation or other professional advisers of the Borrower or the Lender (provided that such advisers are bound by confidentiality obligations), (ii) the Lender from disclosing this Agreement and the Pledge Agreement or its terms or any information proved under such agreements to any entity that is a permitted assignee under clause 7.4 of this Agreement and that undertakes to be bound by this clause 24 as if a Party, or (iii) the Borrower from disclosing to its other creditors, the existence of any Default or Event of Default or the express terms of clause 15.5 (i) and (ii) of this Agreement.

25	GOVERNING LAW

This Agreement is governed by Swedish law.

26	ARBITRATION

Any dispute, controversy or claim arising out of or in connection with this Agreement or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three (3) arbitrators. The place of arbitration shall be Stockholm. The language to be used in the arbitral proceedings shall be English.

27	NON-EXCLUSIVITY

Nothing in Clause 26 (Arbitration) limits the right of the Lender to bring proceedings against the Borrower in connection with the Agreement in any court in Sweden and Russia concerning claims for payment under the Agreement which have fallen due for payment to the Lender.

28	WAIVER OF IMMUNITY

To the extent that either of the Parties may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgement or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), each of the Parties irrevocably agrees not to claim, and irrevocably waives, such immunity.

29	LANGUAGE

Any notice given in connection with this Agreement, the Pledge Agreement and the Guarantee or any other document must be in English.

Any other document provided in connection with the mentioned documents must be in English or accompanied by a certified English translation. In this case the English translation prevails unless the document is statutory or other official document.

This Agreement has been made in two (2) original copies, the Borrower and the Lender having taken one original copy each.

February 24, 2004

OPEN JOINT STOCK COMPANY VIMPELCOM-REGION

SVENSKA HANDELSBANKEN AB (publ)

SCHEDULE 1

CONDITIONS PRECEDENT DOCUMENTS

1.	A notarised copy of the current version of the constitutional documents of the Borrower.

2.	A copy of a resolution of the board of directors of the Borrower approving the terms of, and the transactions contemplated by, this Agreement (or other evidence acceptable to the Lender as the authority of the Borrower to enter into and perform the transactions contemplated by this Agreement) certified by the Borrower’s CEO (or an equivalent) and bearing the Borrower’s corporate seal.

3.	A specimen of the signature of each person authorised on behalf of the Borrower to execute the Agreement or to sign or send any document or notice in connection with the Agreement certified by the Borrower’s CEO (or an equivalent) and bearing the Company’s corporate seal.

4.	The Guarantee issued and executed by authorised signatories of the Parent in accordance with all relevant corporate and other decisions.

5.	The Amended Agreement to be signed by the Parent setting out the amendments to the Agreement to take effect upon the Merger.

6.	Evidence of the payment of all costs including legal fees incurred by the Lender in connection with the preparation and negotiation of this Agreement and the fulfilment of the conditions precedent.

7.	Evidence of the payment of the arrangement fee according to Clause 16.1.

8.	Certified copy of the Frame Supply Contract No ECR/KK-01:005 of 28th September, 2001.

9.	Certified copy of the Frame License Contract No. ECR/KK 03:040 of September 10, 2003.

10.	Letter from the Exporter containing i. a. indemnity in favour of the Lender. The letter is to be arranged between the Lender and Exporter.

11.	The executed Pledge Agreement.

12.	Legal opinion of Mannheimer Swartling, legal adviser to the Lender in Russia. To be arranged between the Lender and Mannheimer Swartling.

SCHEDULE 2

FORM OF DRAWING REQUEST

To:	Svenska Handelsbanken AB (publ) as Lender

From:	OJSC Vimpelcom-Region as Borrower

Date:	[ ]

OJSC VIMPELCOM-REGION USD 69,700,000 Credit Agreement dated February 24, 2004 (the Agreement)

1.	We refer to the Agreement. This is a Drawing Request. Terms defined in the Agreement shall have the same meaning when used herein.

2.	We wish to make a Drawing on the following terms:

(a)	Disbursement date: [ ]

(b)	Amount in USD: [ ]

3.	The Drawing shall finance [delivered Equipment] [the EKN Premium] [Delete as appropriate]

4	We confirm that we have paid the corresponding amount to [the Exporter regarding the Equipment] [the Lender regarding the EKN Premium] [Delete as appropriate]

5.	Our payment instructions are: [ ].

6.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Drawing Request and on the date of Drawing is so satisfied, that all Repeating Representations are true and correct as of such date no Default is outstanding.

7.	This Drawing Request is irrevocable.

By:

OJSC VIMPELCOM-REGION

SCHEDULE 3

FORM OF COMPLIANCE CERTIFICATE

To:	Svenska Handelsbanken AB (publ) as Lender

From:	OJSC Vimpelcom-Region

Date:	[ ]

OJSC Vimpelcom-Region USD 69,700,000 Credit Agreement dated February, 24 2004 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement shall have the same meaning when used in this Compliance Certificate.

2.	We confirm at [insert relevant Measurement Date] the following financial ratio:

Net External Debt to OIBDA shall not exceed 2.75 and is actually...........;

External Debt to Equity shall not exceed 1.0 and is actually:...........;

Net Debt to Equity shall not exceed 1.58 during 2003; 2.25 during 2004; 2.20 during 2005; 1.20 during 2006; and 1.0 during 2007 until the Final Repayment Date and is actually:..................

3.	We set out below calculations establishing the actual figures in paragraph 2 above:

4.	We confirm that as at [relevant Measurement Date], [no Default was outstanding / the following Default[s] [is/are] outstanding and the following steps are being taken to remedy [it/them].]

OJSC VIMPELCOM-REGION

By:

[insert chief executive officer’s and chief financial officer’s certification with compliance certificate accompanying audited financial statements)].

SCHEDULE 4

FORM OF GUARANTEE

PREAMBLE

Svenska Handelsbanken AB (publ), Kungsträdgårdsgatan 2, SE-106 70 Stockholm, Sweden (the “Lender”) and Open Joint Stock Company Vimpelcom-Region, (the “Borrower”) 8th Marta Street, 10, bldg. 14, Moscow 127083, Russia, have entered into a Credit Facility Agreement (the “Agreement”), dated                 , 2004 providing for a loan to the Borrower in the maximum aggregate amount of USD 69,700,000. The parent company of the Borrower, Open Joint Stock Company Vimpel-Communications (the “Parent”), 8th Marta Street, 10 bldg. 14, Moscow 127083, Russia, which has full and complete recognition of the Agreement, has undertaken to guarantee up to twenty (20) per cent. of the Borrower’s payment undertakings in respect of principal and interest on the Loan under the Agreement. Open Joint Stock Company Vimpel-Communications consequently issues the following guarantee. Words and expressions defined in the Agreement shall have the same meanings when used herein.

GUARANTEE

1.1	The Parent hereby irrevocably and unconditionally guarantees towards the Lender, as principal obligor and not as surety only, the due and punctual payment by the Borrower of all and any sums due and to become due under the Agreement in respect of principal and interest on the Loan whether at maturity, by acceleration or otherwise. The Parent undertakes with the Lender that it shall upon occurrence of an Event of Default under the Agreement (if unremedied within applicable grace period) forthwith upon first demand by the Lender, pay twenty (20) per cent. of the principal amount outstanding at the time of such demand together with the relative proportion of accrued interest thereon at any time under the Agreement, in the manner and at the times fixed or calculated under the Agreement for payment of the same, as if the Parent instead of the Borrower was the primary obligor.

1.2	This Guarantee is a continuing obligation and is in addition to and not in substitution for any other guarantees or other security now or hereafter held by the Lender. This Guarantee shall remain in full force and effect and be binding on the Parent until (a) legally binding payment in full of all amounts payable under the Agreement have been made irrespective of any postponement of payment of any principal and/or interest under the Agreement; or (b) all payments under the Guarantee are duly made by the Parent to the Lender in full as required hereunder.

This Guarantee shall not be impaired by any dispute, claim or counterclaim, action or legal proceedings with regard to the Borrower and the Exporter, or any of them, or between the Borrower and the Lender.

1.3	The obligations of the Parent under this Guarantee will not be affected by any act, omission, matter or thing (other than payment) which would reduce, release or prejudice any of its obligations under this Guarantee or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or the Lender):

a)	any time or waiver granted to, or composition with, the Borrower or any other person,

b)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of the Borrower or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security,

c)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the status of the Borrower or any other person,

d)	any variation or replacement of the Agreement or any other document referred to therein or security so that references to the Agreement in this Guarantee shall include each variation or replacement,

e)	any unenforceability, illegality or invalidity of any obligation of any person under the Agreement or any other document referred to therein or security, to the intent that the Parent obligations under this Guarantee shall remain in full force and the Guarantee shall be construed accordingly, as if there were no unenforceabililty, illegality or invalidity, or

f)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Borrower under the Agreement resulting from any liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Parent obligations under this Guarantee be construed as if there were no such circumstance.

2	PAYMENT

2.1	All payments made hereunder shall be free and clear of any deduction for any present or future taxes, levies, duties, charges, or other imposts, withholdings, commissions, set-offs, conditions, bank expenses or costs of remittance of any nature so that the Lender shall receive the full amount due to the Lender under this Guarantee.

In the event that any payment by the Parent hereunder in a currency other than USD, whether pursuant to judgment or otherwise, upon conversion to USD does not yield the full amount payable by the Parent under this Guarantee, the Lender shall have the right to receive the additional amount from the Parent necessary to yield the amounts due and owing to the Lender upon provision by the Lender of the relevant documents confirming such difference.

Should the Parent fail to pay any amount payable by it under this Guarantee, it must immediately on demand by the Lender pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment. Interest on an overdue amount is payable at a rate determined by the Lender to be two (2) per cent. above the interest rate charged by the Lender on such unpaid amount according to the Agreement.

3	WAIVER

3.1	After a claim has been made under this Guarantee, the Parent shall not claim from the Borrower such amount paid by the Parent or, with respect to the same amount, have the benefit of any set-off or counterclaim or proof against dividend, composition or payment by the Borrower or have the benefit of a share in any guarantee or security now or hereinafter held by the Lender until all amounts due and payable in respect of such claim have been paid in full to the Lender.

4	MISCELLANEOUS

4.1	The Parent shall not have any right to assign its obligations hereunder.

4.2	The benefit of this Guarantee may be transferred to any permitted transferee by the Lender in whole or in part to the same extent as under the Agreement with the prior written notification to the Parent. After such transfer the Lender shall, unless otherwise notified to the Parent, in all respects represent the transferee vis-à-vis the Parent with respect to this Guarantee. Notwithstanding any assignment of any or all of the obligations of the Borrower that are guaranteed hereby, the Parent may discharge its obligations hereunder by making payment thereof directly to the Lender and the Parent shall have no obligation to enquire as to or see to (i) any assignment; or (ii) the application of any payments made by it hereunder.

4.3	No failure to exercise and no delay in exercising, on the part of the Lender, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other power or right. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

4.4	This Guarantee will cease to be valid when the Parent has notified the Lender in accordance with Clause 7.2 of this Guarantee that Merger (as defined in the Agreement) is consummated and all filings and registrations required for its accomplishment have been made provided that all conditions for the transfer of the Loan to the Parent have been fulfilled.

5	GOVERNING LAW; ARBITRATION

5.1	This Guarantee shall be governed by, construed, interpreted and applied in accordance with the laws of Sweden.

5.2	Any dispute, controversy or claim arising out of or in connection with this Guarantee or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three (3) arbitrators. The place of arbitration shall be Stockholm. The language used in the arbitral proceedings shall be English.

5.3	Nothing herein limits the right of the Lender to bring proceedings against the Parent in connection with the Guarantee in any court of competent jurisdiction in Sweden or Russia concerning claims for payment under the Agreement which have fallen due for payment to the Lender. Same comment as under Clause 27 of the Agreement. VIP suggests to limit the jurisdictions to Sweden and Russia only.

5.4	The Parties agree that in any legal action or proceedings against it or its assets in connection with this Guarantee no immunity from such legal action or proceedings shall be claimed by or on behalf of it or with respect to its assets. The Parties hereby irrevocably waives any right of immunity which it or its assets now has or may hereafter acquire.

6	REPRESENTATIONS

6.1	The Parent hereby represents and warrants to the Lender that

(i)	it has full power, authority and legal right to incur the obligations provided for in this Guarantee, to execute and deliver this Guarantee, to perform and observe the terms and provisions hereof,

(ii)	it has taken all actions required by the laws and regulations of Russia to authorise the execution and delivery of this Guarantee, and the performance and observance of the terms and provisions hereof,

(iii)	the entry into and performance by it of this Guarantee do not and will not

•	conflict with any law or regulation or judicial or official order in Russia, or

•	conflict with any document which is binding upon it or any of its assets,

(iv)	neither it nor any of its assets has any right of immunity from legal proceedings or execution of judgment in the courts of Russia in respect of any matter arising out of or relating to its obligations under this Guarantee,

(v)	it is subject to civil and commercial law with regard to its obligations under this Guarantee and those obligations constitutes direct, general and unconditional obligations, binding upon it and enforceable in accordance with the terms hereof,

(vi)	its obligations hereunder are direct and unconditional and will rank pari passu with the claims of all of its other present or future unsecured and unsubordinated obligations,

(vii)	submission to Swedish law as provided in Clause 5.1 and to arbitration as set forth in Clause 5.2 and the waiver of immunity made in Clause 5.4 are valid and binding upon the Parent and there is no requirement for such validity that the Guarantee should be executed outside Russia,

(viii)	under the laws of Russia, the Lender is not resident, domiciled or carrying on business in Russia by reason only of the execution, delivery, performance or enforcement of this Guarantee,

(ix)	no tax by way of deduction or withholding is payable in Russia in respect of sums paid or expressed to be payable by the Parent hereunder,

(x)	this Guarantee is, and the payments to be effected hereunder are exempt from all stamp, registration or similar taxes, duties or charges in Russia.

7	UNDERTAKINGS

7.1	The Parent undertakes to supply to the Lender and to EKN as soon as the same is available and within 180 (one hundred eighty) days of the end of each financial year its audited consolidated financial statements for each of its financial year prepared in accordance with US GAAP. The Parent further undertakes to supply to the Lender and EKN such information regarding the financial condition and operations of the Parent in connection hereof as the Lender or EKN may reasonably request.

7.2	The Parent undertakes to (1) inform the Lender in respect of the Merger when all registrations and filings required for the fulfilment of the Merger have taken place and (2) provide the Lender a copy of the general information issued by the Parent when the Merger is consummated.

7.3	The Parent must ensure that its obligations under the Guarantee are direct and unconditional and rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying generally.

7.4	The Parent must comply with the material terms of and maintain in full force and effect all material authorisations, permits and consents required by laws and regulations in Russia to enable the Parent to lawfully perform its obligations under the Guarantee and to ensure its legality, validity and enforceability in Russia.

7.5	The Parent must ensure that no substantial adverse change is made to the general nature of its business from that carried on at the date of this Guarantee.

7.6	If any change occurs in the ownership of the Parent by its major owners who, for the time being are Telenor ASA, Norway (through a subsidiary) and the Alfa Group, Russia (through an affiliate), the Parent undertakes to give notice thereof to the Lender.

8	NOTICES

8.1	All notices, requests and other communications under this Agreement shall be made in English and shall be given or made in person, by reputable international courier, or by telefax. All such notices, requests or other communications hereunder to any party shall be effective upon receipt. Remittances may, however, not be transferred by orders made in a telefax message unless they are confirmed by written notice delivered by courier.

8.2	Telefax messages despatched after normal business hours in the country of the addressee, or on a day which is not a Business Day in the country of the addressee shall be deemed to be received on the next Business Day in the addressee´s country.

Communication to the Lender shall be sent to

Svenska Handelsbanken AB (publ)

SE-106 70 STOCKHOLM

Sweden

Telefax No +46 8 701 10 69

for the attention of “Export and Project Finance” quoting the reference “UKR 15678”

Communication to the Parent shall be sent to

OJSC Vimpel-Communications

8th Marta Street, 10, bldg. 14

Moscow 125083

Russia

Telefax No +

Moscow ........... 2004

OPEN JOINT STOCK COMPANY VIMPEL-COMMUNICATIONS

SCHEDULE 5

TRANSFER CERTIFICATE

USD 69,700,000 Credit Agreement (the “Agreement”)

dated .............. 2004

between

OJSC Vimpelcom Region

and

Svenska Handelsbanken AB (publ)

We refer to Clause 19 (Change of the Parties) of the Agreement.

1.	We [ ] (the “Existing Lender”) and [ ] (the “New Lender”) agree to the Existing Lender transferring to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule in accordance with the Agreement (the “Transferred Agreement”).

2.	The New Lender undertakes to be bound by and perform the relevant obligations in accordance with the terms of the Transferred Agreement

3.	The Existing Lender makes no representations or warranties and assumes no responsibility with respect to the legality, validity or enforceability of the Transferred Agreement or any document relating thereto and assumes no responsibility for the financial condition of the Borrower.

4.	The specified date for the transfers is [ ].

5.	The address for notices of the New Lender are set out in the Schedule.

6.	This Transfer Certificate is governed by Swedish Law.

(i)	THE SCHEDULE

(A)	Rights and obligations to be transferred

[Details of rights and obligations of the Existing Lender to be transferred.]

[Place/Date]	[Place/Date]

[EXISTING LENDER]	[NEW LENDER]

Name:	Name:

Facility Office: [ ]

Address for notices: [ ]

Acknowledged and approved:

OJSC VIMPELCOM-REGION

[Authorised Signatories]